[LIVE]

                                   EXHIBIT A


                                   ARTICLE V

                               Authorized Shares

     Section 1.  Number and Classes of Shares:

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock and of which 5,000,000 shares shall be Preferred Stock.

     A. The number of authorized shares which the Corporation designates as having par value is none.

     B. The number of authorized shares which the Corporation designates as without par value is 55,000,000.

                                   ARTICLE VI

                          Terms of Authorized Shares

     Section 1. Designation. The authorized shares of the Corporation shall be of two classes and kinds; Common Stock and Preferred Stock, and further designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of each of the above classes of stock and other general provisions relating thereto shall be as follows:

          (a) Common Stock. The Common Stock of the Corporation shall be voting stock without par value and shall otherwise be issued subject to the terms applicable to Common Stock of the Corporation as set forth in this
Article VI.

          (b) Preferred Stock. The Preferred Stock of the Corporation shall have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be determined by the Board of Directors.

     Section 2. Issuance of Shares. The shares of capital stock of the Corporation may be issued by the Corporation from time to time at the discretion of the Board of Directors to such persons for such consideration, including consideration less than par value, and upon such terms and conditions as it may determine, subject to the provisions of the Act and these Articles. Such of its shares as the Corporation may reacquire may be resold or otherwise disposed of upon such terms and conditions and for such consideration as the Board of Directors may determine from time to time. The Board of Directors may from time to time grant or issue options, warrants, or rights to purchase shares of capital stock of the Corporation upon such terms and conditions and for such consideration as it shall determine, subject to the provisions of the Act.

     Section 3. Stated Capital. The amount of the consideration received by the Corporation, less the amounts allocated to capital surplus, from time to time, shall be the stated capital of the Corporation. The consideration received by the Corporation for authorized shares of any class shall, subject to the provisions of the Act, be allocated to stated capital and to capital surplus by resolution of the Board of Directors within a period of sixty (60) days after the issuance of such shares. The stated capital of the Corporation may be increased from time to time by resolution of the Board of Directors directing a transfer from capital or earned surplus.

     Section 4. Dividends. Dividends and other distributions, if any, (hereinafter referred to as "Dividends") shall be payable with respect to shares of the capital stock of the Corporation or classes or series thereof when and as declared by the Board of Directors and subject to the relative rights, limitations, restrictions and qualifications of the shares. Dividends shall be paid out of the unreserved and unrestricted capital or earned surplus of the Corporation or other sources legally available therefor, and may be paid in cash or property. Such dividends may be declared in respect of the capital stock of the Corporation from time to time to be paid by the Corporation in its own authorized but unissued shares of such capital stock or in treasury shares of capital stock out of any unreserved or unrestricted capital or earned surplus or any other legally available source.

     Section 5. Dissolution Distribution on Common Stock. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the outstanding shares of common stock shall be entitled, after due payment or provisions for payment of the debts and other liabilities of the Corporation and after and subject to such distributions as may be required with respect to any shares of Preferred Stock outstanding (if any), to share ratably share for share, in the remaining net assets of the Corporation.

     Section 6. Voting Rights of Common Stock. The holder of each share of the Common Stock of the Corporation, subject to the provisions of the Act, shall be entitled to one (1) vote for each share of such stock standing in his name on the books of the Corporation at all meetings of the shareholders of the Corporation.